Putnam High Yield Advantage
November 30, 2008

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 30, 2008, Putnam Management has assumed $921 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).


72DD1(000s omitted)		Class A	    	$30,112
				Class B    	    700
				Class C	    	     60

72DD2(000s omitted)		Class M		 18,631
				Class R		     15
				Class Y		  3,458

73A1				Class A		  0.452
				Class B		  0.407
				Class C		  0.408

73A2				Class M		  0.440
				Class R		  0.443
				Class Y		  0.464

74U1	(000s omitted)		Class A		 72,307
				Class B		  1,513
				Class C		    172

74U2	(000s omitted)		Class M		 38,316
				Class R		    168
				Class Y		  8,107

74V1				Class A		   4.05
				Class B		   3.99
				Class C		   3.98

74V2				Class M		   4.05
				Class R		   4.05
				Class Y		   4.15


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.